Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BERKELEY LIGHTS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Berkeley Lights, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST: That the name of the Corporation is Berkeley Lights, Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law on April 5, 2011.

SECOND: That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of the Corporation, and declaring such amendment to be advisable and fair to, and in the best interests of, the Corporation and its stockholders, as follows:

NOW, THEREFORE, BE IT RESOLVED, that Article I of the Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

The name of the corporation is PhenomeX Inc. (the “Corporation”).

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THIRD: That this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the General Corporation Law.

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IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Berkeley Lights, Inc. has been executed by a duly authorized officer of the Corporation on this 21st day of March, 2023.

BERKELEY LIGHTS, INC.
By:	/s/ Scott Chaplin
Name: Scott Chaplin
Title: Chief Legal Officer